Exhibit 10.3
August 3, 2007
Via Hand Delivery
Mr. Garry Welsh
RE: Offer of Employment
Dear Garry:
     We are very pleased to confirm our discussions regarding your joining Gevity as Senior Vice President of Finance and Chief Financial Officer, as soon as practical. In this capacity, you will report directly to Erik Vonk, Chairman and Chief Executive Officer, serve on the Company’s Executive Team and be primarily responsible for the duties and responsibilities of this position set forth below and as they may evolve over time. We have prepared the following general summary of the key terms of our offer of employment for your review.

Start Date:	On or about August 6, 2007.

Primary Duties:	Overseeing the Company’s finance and health, retirement and welfare benefits areas, serving as the Company’s principal financial officer.

Participating in the on-going development of the company’s strategic plan.

Assumption of shared responsibility for the development of and the execution under the Company’s annual operating plan.

Base Salary:	$450,000 per year payable in equal installments of $17,307.69 on the Company’s normal bi-weekly payroll schedule. You will be eligible for a first review on January 1, 2008.

Paid Time Off:	You will be eligible for a total of 216 hours of paid time off (including 4 weeks of paid vacation) during each calendar year of employment, prorated for partial years.

Cash Bonus:	Short Term Incentive — Commencing on January 1, 2008, you will participate in the Short Term Incentive Program for Executives. This program currently awards a target cash bonus amount equal to 66.7% of your base salary actually paid to you during a calendar year (for performance at target level), 50% of target at

Garry Welsh

threshold and 150% of target at superior. The actual amount of the award will be based, in part, on Mr. Vonk’s evaluation of your individual performance and contribution, as well as the overall financial performance of the Company. Of course, all bonus payments and compensation decisions regarding senior executives are subject to final approval by the Compensation Committee of the Board. For your 2007 performance, you will be eligible to receive a cash bonus, payable at the time that other such bonuses are paid, in an amount of $42,000.00 at target, subject to adjustment, up or down, based on Mr. Vonk’s evaluation of your individual performance and contribution. Again, any such award is subject to approval of the Compensation Committee of the Board.

Stock Options And Restricted Shares:	Initial Stock Option Award — As an inducement to commence employment with Gevity, you will receive an award of non-qualified stock options to purchase 60,000 shares of the Company’s common stock having a 10-year term and 4-year vesting schedule, pursuant to which 25% of such options vest on each anniversary of the date of the award, with an exercise price equal to the price per share at the close of trading on your first day of active employment. In addition, you will receive an award of 15,000 restricted shares of the Company’s common stock having a 4-year vesting schedule, pursuant to which 25% of such shares vest on each anniversary of the date of the award. Such options and restricted shares will be granted under and subject to the terms of the Company’s 2005 Equity Incentive Plan.

Long Term Incentive — Commencing on January 1, 2008, you will participate in the Company’s Long Term Incentive Plan for executives that will provide you with a target equity incentive, generally in the form of a Stock Option grant or such other award type as determined by the Board or a duly authorized Committee thereof, with a target value equal to 100% of your base salary (for performance at target levels), 75% of target at threshold and 150% of target at superior, as determined by the Black-Scholes valuation method (or such subsequently adopted valuation method). The actual annual award will be recommended by Mr. Vonk to the Compensation Committee of the Board, based on the contribution of the disciplines under your direct control as well as on overall performance of the Company.

Benefits:	You are immediately eligible to participate in Gevity’s health and welfare benefits. Should you elect to participate in Gevity’s

Garry Welsh

health and welfare benefits, they will begin immediately upon your hire date. You should submit your Benefits Election Form with your other new hire paperwork. The Company’s contribution toward coverage commences as of your date of employment.

In case you would opt continuation of an existing plan, the Company will make its best efforts to either contribute to that plan or reimburse you for plan expenses for an aggregate value approximately equal to contributions made by the Company to its own plan on your behalf.

Relocation:	In order to assist you with your relocation to the Bradenton/Sarasota, FL area, and in lieu of any other assistance available under the Company’s Relocation Policy, you will be paid $250,000 on the first regular payroll date following the first date of your employment with the Company, which will be subject to gross up for tax purposes.

Change in Control:	You will be eligible to enter into a Change in Control Severance Agreement in the form customarily used by the Company for other senior executives of the Company. Generally, the agreement provides for certain payments to you if you are terminated within a two (2) year period following a change in control of the Company. Please refer to the form of such agreement provided to you for the specific terms and conditions.

Indemnification Agreement:	You will be eligible to enter into an Indemnification Agreement with the Company in the customary form of such agreement for senior executives, as the same may be amended from time to time.

General Severance:	In the event your employment is terminated for Good Reason or any reason other than for “Cause” and provided you execute a full and complete general release of all employment-related claims, if any, against the Company, the Company will pay you the sum of one times your annual base salary, as in effect at the time of your termination. Such sum shall be paid to you in twenty-six (26) equal payments on the Company’s regular bi-weekly payroll cycle over the twelve (12) month period immediately following the termination of your employment but in no event shall payments extend beyond March 15th of the year following your termination. In addition, during the Severance Period, you may continue to participate in the health and dental plans provided to you as of the

Garry Welsh

date of termination at the same level and in the same manner as if your employment had not terminated. If the terms of any benefit plan referred to in this section do not permit your continued participation, then the Company will arrange for other coverage providing substantially similar coverage at no additional cost to you.

For purposes of this offer, Paragraph 1(c) of the Change of Control Severance Agreement is incorporated herein to define “Cause” and the circumstances in which your employment may be terminated for Cause. “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events:

(i) (A) any change in the duties or responsibilities of Executive that is inconsistent in any material and adverse respect with Executive’s primary position, duties, responsibilities, or status with the Company (including any material and adverse diminution of such duties or responsibilities) or (B) a material and adverse change in Executive’s titles or offices with the Company;

(ii) a reduction by the Company in Executive’s rate of annual base salary or annual target bonus opportunity as the same may be increased from time to time; or

(iii) any requirement of the Company that Executive be based anywhere more than fifty (50) miles from the office where Executive is located at the time of his initial employment.

An isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company within ten (10) days after receipt of notice thereof given by Executive shall not constitute Good Reason. Executive’s right to terminate employment for Good Reason shall not be affected by Executive’s incapacities due to mental or physical illness and Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any event or condition constituting Good Reason; provided, however, that Executive must provide notice of termination of employment within thirty (30) days following Executive’s knowledge of an event constituting Good Reason or such event shall not constitute Good Reason under this Agreement.
     As a condition of employment, the Company must be satisfied that you are not subject to any agreement or understanding that would directly or indirectly restrict your ability to perform duties for the Company. You will also need to successfully undergo a background check and drug screen

Garry Welsh

prior to beginning employment. Further, as a senior executive, you will be required to qualify for registration as a “controlling person” under the various state laws that regulate the Company’s business.
     Please let us know whether you accept these general terms of employment, by signing in the space provided below, and returning a copy to my attention.
     Garry, we believe that the position of Senior Vice President of Finance and Chief Financial Officer provides an excellent opportunity for you to join a strong leadership team and share in the direct responsibility for the ongoing success of an exciting, challenging, and growing company.
     Our senior management and the board of directors look forward to welcoming you to the Gevity team.

Very Truly Yours,
/s/ Erik Vonk
Erik Vonk
Chairman and Chief Executive Officer

Agreed to and Accepted by:
/s/ Garry Welsh
Garry Welsh

Cc: Edwin E. Hightower, Jr., Esq.

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